Exhibit 15

To the Shareholders and Board of Directors of

Crawford & Company:

We are aware of the incorporation by reference in the previously filed Registration Statement File Nos. 333-02051, 333-24425, 333-24427, 333-43740, 333-87465, 333-125557, 333-140310, and 333-142569 of Crawford & Company of our report dated August 8, 2008 relating to the unaudited condensed consolidated interim financial statements of Crawford & Company that is included in its Form 10-Q for the quarter ended June 30, 2008.

/s/ Ernst & Young LLP

Atlanta, Georgia

August 8, 2008